CERTIFICATE OF DESIGNATION, PREFERENCES AND RELATIVE,
       PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF
       PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND
                      RESTRICTIONS THEREOF

                               OF

                    SERIES A PREFERRED STOCK

                     AMERICAN STANDARD INC.




                     Pursuant to Section 151
     of the General Corporation Law of the State of Delaware




          The following resolution has been duly adopted by the Board of Directors (such Board, including any committee thereof duly authorized to act on behalf of such Board, herein referred to as the "Board") of American Standard Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of
Section 151 of the General Corporation Law of the State of Delaware, which resolution remains in full force and effect as of the date hereof:

          RESOLVED that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation") to fix by resolution or resolutions the voting rights, if any, of each series of Preferred Stock of the Corporation and the designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, the Board hereby authorizes and creates a series of Preferred Stock on the terms and with the provisions (in addition to those set forth in the Restated Certificate of Incorporation of the Corporation that are applicable to all Preferred Stock) set forth in Annex A attached hereto.

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     IN WITNESS WHEREOF, said American Standard Inc. has caused this Certificate to be signed by Frederick W. Jaqua, its Vice
President, and attested by Israel A. Stein, its Assistant
Secretary, this 24th day of June, 1993.


                                 AMERICAN STANDARD INC.



                                 By:/s/ Frederick W. Jaqua
                                        Vice President


ATTEST:

By:/s/ Israel A. Stein
       Assistant Secretary


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                                 ANNEX A


     Series A Preferred Stock.  The second series of Preferred
Stock shall have the number of shares, designation, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, specified below:

     1. Designation. The designation of the second series of Preferred Stock shall be "Series A Preferred Stock, $.01 par value per share" (the "Series A Preferred Stock"). The maximum number of shares of the Series A Preferred Stock shall be 10,000.

     2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to all classes of common stock, including, without limitation, the Common Stock, par value $.01 per share. All equity securities of the Corporation to which the Series A Preferred Stock ranks prior are collectively referred to in this clause as the "Junior Securities". So long as any shares of Exchangeable Preferred Stock are outstanding, such shares with respect to either dividend rights or rights of liquidation, winding up or dissolution shall rank prior to the Series A Preferred Stock. The Corporation may authorize, create or issue any class or series of stock which ranks prior to, or on a parity with, the Series A Preferred Stock with respect to either dividend rights or rights on liquidation, winding up or dissolution and may increase the authorized number of shares of Series A Preferred Stock.

     3. Dividends. (a) The holders of the shares of the Preferred Stock shall by entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate of $.24 per share for each calendar quarter and no more. Such dividends shall be payable on the last business day of each of March, June, September and December (each of such dates being a "dividend payment date"), commencing with the first such dividend payment date following the issuance of the Series A Preferred Stock, in preference to dividends on the Junior Securities. Such dividend shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than 60 days nor less than 10 days prior to the respective dividend payment date. Dividends payable on shares of the Series A Preferred Stock shall be fully cumulative and shall accrue (whether or not earned or declared) from the date of original issue of such shares.

          (b) Notwithstanding anything contained herein to the contrary, no dividends shall be declared by the Board of Directors, paid or set apart for payment by the Corporation at such time if the terms and provisions of any debt instruments or

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agreement of the Corporation, including, but not limited to, any credit agreement or debt indentures outstanding on the date hereof, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder.

         (c) The Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities) and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to do so unless prior to or concurrently with such declaration, as the case may be, all accrued and unpaid dividends, if any, on shares of the Series A Preferred Stock not paid on the dates provided for in paragraph 3(a) hereof shall have been or be paid; provided, however, that without limitation of the foregoing, the Corporation shall not effect any such declaration or payment, as the case may be, with respect to the Junior Securities, unless on the immediately preceding dividend payment date the Corporation has declared and paid or set aside for payment one full quarterly cash dividend on the Series A Preferred Stock.

         (d) Subject to the foregoing provisions of this paragraph 3 and to the provisions of paragraph 4 below, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the holders of the shares of the Series A Preferred Stock shall not be entitled to share therein.

    4. Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $11.50 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends (whether or not earned or declared) thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. Except as provided in the preceding sentence, holders of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of

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outstanding shares of the Series A Series A Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable of such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

         (b) For the purpose of this paragraph 4, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

    5. Redemption. (a) To the extent the Corporation shall have funds legally available for such redemption, the Corporation may redeem at its option, at any time and from time to time, the Series A Preferred Stock, in whole or in part, at a redemption price of $11.50 per share, plus an amount in cash equal to all accrued and unpaid dividends (whether or not earned or declared) thereon to the date fixed for redemption, without interest.

         (b) Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock.

    6. Procedure for Redemption. (a) In the event that fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined, by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board of Directors, except that in any redemption of fewer than all the outstanding shares of Series A Preferred Stock the Corporation may first redeem all shares held by any holders of a number of shares not to exceed 100 as may be specified by the Corporation.

         (b) In the event the Corporation shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the

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proceeding for the redemption of any shares of Series A Preferred
Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state:
(a) the redemption date; (b) the number of shares of Series A Preferred Stock to be redeemed; and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed; (c) the redemption price; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

         (c) Notice having been mailed as aforesaid and provided that on or before the redemption date specified in such notice and all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds with a trust company (having capital and surplus of not less than $25,000,000) in the Borough of Manhattan, City of New York, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and to continue to be available therefor, then, from and after the redemption date shares of Series A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding for any purpose and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price without interest and any required cash payments without interest upon surrender of the certificates therefor) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed, such shares shall be redeemed by the Corporation at the redemption price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof. Any funds deposited and unclaimed at the end of one year from the date fixed for redemption shall be repaid to the Corporation upon its request, after which repayment the holders of shares called for redemption shall look only to the Corporation for payment.

         7. Voting Rights. The holders of record of shares of Series A Preferred Stock shall not be entitled to any voting rights except as otherwise provided by law.
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